AMENDMENT NO. 17

TO DISTRIBUTION AGREEMENT

(Thrivent Mutual Funds)

Exhibit A to the Distribution Agreement between Thrivent Investment Management Inc. and Thrivent Mutual Funds, dated June 15, 1987, is hereby amended, effective August 16, 2013, to reflect names changes of some of the funds under the agreement.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By	/s/ Russell W. Swansen
Russell W. Swansen, President

THRIVENT INVESTMENT MANAGEMENT INC.

By	/s/ James A. Thomsen
James A. Thomsen, President

EXHIBIT A

TO

DISTRIBUTION AGREEMENT

(Effective August 16, 2013)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Natural Resources Fund
6.	Thrivent Partner Small Cap Growth Fund
7.	Thrivent Partner Small Cap Value Fund
8.	Thrivent Small Cap Stock Fund
9.	Thrivent Mid Cap Growth Fund
10.	Thrivent Partner Mid Cap Value Fund
11.	Thrivent Mid Cap Stock Fund
12.	Thrivent Partner Worldwide Allocation Fund
13.	Thrivent Large Cap Growth Fund
14.	Thrivent Large Cap Value Fund
15.	Thrivent Large Cap Stock Fund
16.	Thrivent Partner Emerging Markets Equity Fund
17.	Thrivent Growth and Income Plus Fund
18.	Thrivent Balanced Income Plus Fund
19.	Thrivent High Yield Fund
20.	Thrivent Diversified Income Plus Fund
21.	Thrivent Municipal Bond Fund
22.	Thrivent Income Fund
23.	Thrivent Opportunity Income Plus Fund
24.	Thrivent Government Bond Fund
25.	Thrivent Limited Maturity Bond Fund
26.	Thrivent Money Market Fund